Exhibit 10.9

STATE OF SOUTH CAROLINA	)
	)	LEASE AGREEMENT
COUNTY OF FLORENCE	)

          This LEASE AGREEMENT (the “Lease”) made and entered into this 24 day of March, 2005, by and between SP FINANCIAL, LLC, a South Carolina limited liability company (hereinafter called “Landlord”), and FIRST RELIANCE BANK, a South Carolina banking corporation (hereinafter called “Tenant”).

          WITNESSETH, THAT FOR AND IN CONSIDERATION of the rents and of the mutual covenants and agreements of the parties hereto, as are hereinafter set forth and made a part of this Lease, Landlord and Tenant do hereby agree as follows:

          1.          The Leased Property. The property hereby leased to the Tenant is 5.31 acres of land (the “Land”) located at 2211 West Palmetto Street in Florence, South Carolina, more particularly described in Exhibit “A” attached hereto, together with the buildings and other improvements located thereon (collectively the “Improvements”). The Land and Improvements leased hereunder, together with all Landlord’s right, title and interest, if any, in and to all easements and other appurtenances thereto, hereinafter sometimes collectively referred to as the “Leased Property”, are demised and let to Tenant subject to the herein stated terms and conditions.

          2.          Title Representation by Landlord and Use of Leased Property. Landlord has good, marketable and indefeasible title to the Leased Property free and clear, to the best of Landlord’s knowledge, of all liens, mortgages, security interests and other encumbrances of any kind that could be damaging to Tenant. The Leased Property is a portion of a 5.31 acres tract of land owned by Landlord (the “Landlord Property”). Landlord understands and acknowledges that Tenant intends to use the Leased Property as general banking and office space and for no other purpose without Landlord’s prior written approval, which approval shall not be unreasonably withheld. Landlord acknowledges that it is responsible for assuring that the Leased Property has all appropriate zoning and other regulatory approvals for Tenant’s intended use. Tenant agrees not to use the Leased Property or any part thereof for any disorderly or unlawful purpose and agrees to comply with all governmental laws, ordinances, rules and regulations applicable to its use, possession and operation of the Leased Property. Tenant agrees not to use the Leased Property in such a way as to diminish its value, reasonable wear and tear expected. Tenant makes no representations, warranties or guaranties as to the market value of the Leased Property.

          3.          Lease Term. The term of this Lease shall begin on April 1, 2005 (the “Commencement Date”) and shall end on March 31, 2044 for a total lease term of thirty-nine (39) years.

          4.          Base Rent.

          a)          Initial Lease Period. The annual rent for the Leased Property for the first five (5) years beginning April 1, 2005 shall be Two Hundred Eighty Eight Thousand Dollars ($288,000.00) payable in monthly installments of Twenty Four Thousand Dollars ($24,000.00) due and payable on or before the fifth day of each month. The parties agree that the phrase “ground rent period” shall mean the period from the Lease commencement date to the date prior to irrevocable commitments having been made by the Landlord for the construction of buildings and related amenities on the Leased Property, specifically designed for Tenant. Notwithstanding the foregoing, upon the occurrence of a triggering event during the initial term of this lease, the base annual rent shall be adjusted to the then market rent rate which shall be an amount arrived at by using the then prevailing capitalization rate in the locale for such land and improvements as determined by an M.A.I. appraiser mutually agreeable to Landlord and Tenant. A triggering event shall be (a) a change in the “control” of the Tenant’s holding company, as defined by the South Carolina Bank Holding Company Act or (b) the mutual written agreement of the Landlord and Tenant to increase the base rent to market rent.

          b)          Rent for Land And Improvements. Tenant acknowledges that the annual rent for the Leased Property and any improvements built to Tenant’s specifications shall be the then market rent rate as determined under subsection (a) of this paragraph. The annual rent so determined shall be the annual rent for five (5) years and shall be payable in monthly installments on or before the fifth day of each month. The annual rent for the next five (5) year term shall be the annual rent for the prior five (5) years as adjusted by the cumulative changes in the Consumer Price Index, Bureau of Labor Statistics, for all United States urban consumers up to the end of the month in the prior lease term. Upon the expiration of two successive five (5) year terms, the rent for the next five (5) year term shall be adjusted to the then market rent rate as determined under subsection (a) of this paragraph. Thereafter rent adjustments shall continue seriatim until the end of the complete lease term of thirty-nine (39) years with (5) years at the market rate and then five (5) years at the prior five (5) year base rate adjusted for cumulative changes in the C.P.I. over the prior lease term.

          5.          Additional Rent.

          a)          It is the purpose and intent of the Landlord and Tenant that the rent payable hereunder shall be absolutely net to the Landlord so that this Lease shall yield, net to the Landlord, the Base Rent due with respect to each year during the term of this Lease.

          b)          The Tenant shall be responsible for the payment of all property taxes for the Leased Property during the term hereof, including the building and all other improvements thereon. Landlord represents and warrants that there are no other taxes or other assessments affecting the Leased Property, other than those of a normal and recurring nature on property substantially similar to the Leased Property,  at the time of the execution of this Lease. All such other taxes or assessments affecting the Leased Property accruing after the Commencement Date but prior to the termination of this Lease shall be the responsibility of the Tenant, and Tenant shall pay to appropriate utility companies, when due, all charges for utility services furnished to the Leased Property during the term of this Lease (all of the foregoing, together with any and all penalties, fines and/or interest thereon, being hereinafter sometimes collectively referred to as “Impositions”).

          c)          Landlord shall furnish to Tenant, promptly after receipt of same, copies of any notices, statements or invoices with respect to any Impositions.

          d)          Contesting of Tax Assessments

          (i)          Tenant shall have the right, at its sole cost and expense, to contest the amount or validity, in whole or in part, of any Imposition of any kind by appropriate proceedings diligently conducted in good faith. Upon the termination of any such proceedings, it shall be the obligation of Tenant to pay the amount of such Imposition or part thereof, as finally determined in such proceedings, the payment of or compliance with which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including counsel fees), interest, penalties or other liabilities in connection therewith.

          (ii)        Tenant shall have the right, at its cost and expense, to seek a reduction in the valuation of the Leased Property as assessed for tax purposes and to prosecute any action or proceeding in connection therewith. Provided Tenant is not in default hereunder (i) Tenant shall be authorized to collect any tax refund of any tax paid by Tenant obtained by reason thereof and to retain the same, and (ii) Landlord shall not, without Tenant’s prior approval, make or agree to any settlement, compromise or other disposition of any proceedings or discontinue or withdraw from any such proceedings or accept any refund or other adjustment of or credit for any tax, assessment or other item above mentioned as a result of any such proceedings.

          (iii)       Landlord agrees that whenever Landlord’s cooperation is required in any of the proceedings brought by Tenant as aforesaid, Landlord will reasonably cooperate therein (including, to the extent necessary, appointing Tenant as Landlord’s attorney-in-fact), provided same shall not entail any cost, liability or expense to Landlord. No such contest shall subject Landlord or any mortgagee to the risk of any civil liability, criminal liability, or other liability.

          (iv)       In the event any person or entity to whom or to which any sum is directly payable by Tenant under any of the provisions of this Lease shall refuse to accept payment of such sum from Tenant and, provided such refusal is not due to the fault of Tenant, Tenant shall thereupon give written notice of such fact to Landlord and may, at its option, pay such sum to Landlord in full satisfaction of Tenant’s obligations with respect to such obligation. Both at the commencement and at the expiration of the term of this Lease, all Impositions provided to be paid by Tenant pursuant to this Lease, whether accrued or prepaid, as the case may be, shall be apportioned between Landlord and Tenant on the basis of a 30-day month and a 360-day year. Notwithstanding the foregoing, Tenant shall not be obligated to reimburse Landlord for any special assessments for improvements other than the Improvements constructed by Landlord.

          6.          Security Deposit. Intentionally deleted.

          7.          Maintenance And Repair. Tenant shall, at its risk, cost, and expense, during the term of this Lease or any extension thereof, pay for the maintenance and repair of all components of the Leased Property including, but not limited to, (i) all permanent, non-removable improvements or additions made by Tenant, (ii) all interior repairs and improvements including, but not limited to paint, redecoration and renovation, (iii) utility systems, including, but not limited to fixtures, equipment, lines and connections associated with the heating, air conditioning, ventilating, electrical, plumbing, and sprinkler systems, (iv) all windows, doors (including operational mechanisms and door mountings), (v) floors, (vi) grass, landscaping, and fences, etc., as same become necessary and are required to maintain the Leased Property in as good and proper condition, and in good appearance, as at the date of the Commencement Date, subject to normal wear and tear for the uses permitted herein. Tenant shall be required to have the HVAC systems kept under a maintenance service contract, which is reasonably satisfactory to Landlord. Tenant shall keep sidewalks and personnel entraceways free from obstruction of all nature, properly swept, and snow and ice removed therefrom.

          8.          Utilities. Tenant agrees to arrange for and pay all services and charges for any and all utilities used on the Leased Property, including, but not limited to water and sewer, electricity, gas, waste disposal, telephone and security related services, which may be charged or assessed by a utility or service company or political or utility subdivision. In no event shall Landlord be liable for any interruption or failure in the supply of any utilities or services to the Leased Property, unless caused by the willful acts or misconduct of the Landlord.

          9.          Real Estate Taxes. During the term of this Lease, or the extension thereof, Tenant shall promptly pay, when due and prior to delinquency, directly to the appropriate government or municipal agency or authority, all real estate taxes and assessments (“Real Estate Taxes”) levied upon or assessed against the Leased Property. Landlord is to promptly forward said Real Estate Tax bills to Tenant and Tenant shall promptly send to Landlord copies of said paid receipts.

          10.        Casualty Insurance. Tenant shall, at all times, have and maintain adequate fire and extended casualty coverage insurance (“Casualty Insurance”) on the Leased Property. It is understood and agreed that such insurance carried by the Tenant shall at all times cover the full replacement value and costs of the Improvements.

          Said insurance coverage shall name the Landlord as an additional insured party, Landlord’s mortgagee as a loss payee, shall be subject to approval of Landlord and its mortgagee, and shall provide that the coverage not be canceled for any reason unless and until Landlord and its mortgagee are given thirty (30) days notice in writing by the insurance company of the pending cancellation.

          Upon request, and prior to the Commencement Date, Tenant’s insurance company shall provide Landlord with a certificate of insurance indicating the terms and conditions of the policy.

          Tenants agrees that it will not do or permit anything to be done on the Leased Property which may prevent the obtaining of any insurance on the Leased Property including, but without limitation, fire, extended coverage and public liability insurance.

          11.       Liability Insurance. During the full term of this Lease or any renewal or extension thereof, Tenant shall, at its sole expense, procure and maintain in full force Public Liability Insurance (Comprehensive General Liability or Commercial General Liability) including Contractual Liability Insurance, with a combined personal injury and property damage limit of not less than One Million Dollars ($1,000,000.00) for each occurrence and not less than Two Million Dollars ($2,000,000.00) in the aggregate, insuring against all liability of Tenant and its representatives arising out of and in connection with Tenant’s use or occupancy of the Leased Property. Said insurance policy shall name the Landlord as an additional insured, and the policy shall provide that it not be canceled for any reason unless and until Landlord is given thirty (30) days notice in writing by the insurance company of the pending cancellation. Tenant’s insurance company shall provide Landlord with a certificate of insurance indicating the terms and conditions of the policy.

          All insurance required under this Lease shall be issued by insurance companies licensed to do business in the jurisdiction where the Leased Property is located. Such companies shall have a policyholder rating of at least “A” and be assigned a financial size category of at least “Class X” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. Each policy shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Landlord before cancellation or any change in the coverage, scope or amount of any policy. Each policy, or a certificate showing it is in effect, together with evidence of payment of premiums, shall be deposited with Landlord on or before the Commencement Date, and renewal certificates or copies of renewal policies shall be delivered to Landlord at least thirty (30) days prior to the expiration date of any policy.

          12.       Tenant’s Licenses, Personal Property Taxes and Insurance. Tenant shall be responsible for the payment of its business license fees and costs, and any and all taxes and assessments on its Leasehold improvements and all personal property, which it locates within the Leased Property, including, but not limited to furniture, fixtures, equipment and merchandise.

          Tenant shall carry, at its own expense, insurance to cover all of its leasehold interest in the Leased Property, and personal property, including, but not limited to, trade fixtures and equipment, and merchandise located on the Leased Property. All of Tenant’s Leasehold interest in the Leased Property and personal property on the Leased Property shall be and remain at Tenant’s sole risk, and Landlord shall not be liable whatsoever for any damages, loss, or casualty of such personal property or Leasehold, unless caused by the willful acts or misconduct of the Landlord.

          13.       Tenant’s Improvements. Tenant shall be allowed to make any alterations, additions, or improvements (“Tenant’s Improvements”) to the Leased Property, without first obtaining the written consent of the Landlord provided same are consistent with the use of the Leased Property described herein and provided that same do not diminish the market value of the Leased Property. All Tenant Improvements shall be constructed at Tenant’s expense and shall be and remain the property of Tenant, until the termination of this Lease, at which time the Tenant Improvements shall become the property of Landlord. Provided, however, at the option of the Landlord, Landlord may require Tenant, at the termination of this Lease, to remove any and all of the Tenant Improvements. Tenant shall be responsible for payment of the cost of repairing any damage arising from such removal. The provisions of this section shall not require Tenant to obtain Landlord’s permission for Tenant to remove Tenant’s fixtures and equipment form the Leased Property before or after the termination of this Lease.

          14.       Surrender Upon Termination. At the expiration of the term of this Lease the Tenant shall surrender the Leased Property in as good condition and repair as it was as of the Commencement Date, normal and ordinary wear and tear excepted. Extraordinary wear and tear shall include, but not be limited to items such as (i) damaged walls (other than small penetrations for purposes of hanging photographs, diplomas, art and similar decorations), ceilings, roofs, structural components or insulation (ii) damaged or malfunctioning doors, (iii) broken concrete walls or floors, (iv) malfunctioning or disconnected components of utility systems, and (v) damaged fences or gates.

          Tenant agrees that no waste of  any kind, solid or liquid, shall remain on the Leased Property upon termination of the Lease. Any personal property of Tenant which shall remain on the Leased Property after the termination of this Lease may, at the option of the Landlord, be deemed to have been abandoned by Tenant and, may either be retained by Landlord as its property or be disposed of without accountability. The provisions of this section shall survive the termination of this Lease.

          15.       Tenant’s Default. Tenant agrees to pay the Base Rent and the Additional Rent at the time, in the amount and in the manner herein described. Any one of the following events shall be deemed  a default by Tenant and a breach of this Lease, namely:

          a)         If Tenant fails to pay any installment of Base Rent or to pay any Additional Rent (except where non-payment is authorized by Section 5); or

          b)        If Tenant fails to observe or perform any of the other terms,  covenants or conditions of this Lease other than paying rents when due, and such failure continues after the expiration of thirty (30) days from the date Landlord gives written notice to Tenant calling attention to the existence of such failure, provided however, that if Tenant cannot reasonably correct the default (other than non-payment) within said thirty (30) day period, Tenant shall be given a reasonable period of time to correct the default; or

          c)         If Tenant is declared bankrupt or insolvent by judicial decree; or

          d)         If Tenant takes the benefit of any federal reorganization or composition proceedings; or

          e)         If Tenant makes a general assignment for benefit of creditors; or

          f)          If Tenant’s Leasehold interest in this Lease is sold under any process of law, or

          g)         If a trustee in bankruptcy or a receiver is appointed or elected for the Tenant; or

          h)         If Tenant abandons the Leased Property and fails to pay any installment of Base Rent or to pay any Additional Rent (except where non-payment is authorized by Section 5); or

          i)         If any materialman’s, mechanic’s or other lien is filed against the Leased Property in connection with any improvements, alterations or additions made by Tenant, and Tenant permits the lien or liens to stand against the Leased Property, not securing the discharge of the Leased Property from such liens by filing an appropriate bond within thirty (30) days from date of lien filing, pursuant to applicable law. Should Tenant file a bond and elect to contest the lien or liens, no default shall be in effect pending final legal determination of the disputed lien.

          16.       Landlord’s Rights in Event of Default by Tenant. In the event of any default by Tenant as herein provided, Landlord at any time thereafter, shall have the following rights:

          a)        The right to terminate this Lease by giving Tenant written notice of such termination, whereupon, this Lease shall be regarded as canceled as of the date of Landlord’s termination notice and Tenant shall then quit and surrender the Leased Property to Landlord, however, Tenant shall remain liable to Landlord for all rentals, charges, payments and other obligations which have accrued prior to the time of such termination; and

          b)        Upon such termination by Landlord as described herein, Landlord shall have the right to immediately re-enter and take possession of the Leased Property and to hold said Leased Property and upon re-entry, may remove all persons and personal property of the Tenant from the Leased Property; and

          c)        The right to declare the full rental amounts for the entire remaining term of this Lease immediately due and payable; and

          d)        The full right to recover from the Tenant all past due rents and any and all damages, including reasonable court costs and attorneys fees, as a result of the default; and

          e)        Upon such re-entering and taking of possession of the Leased Property by Landlord, Landlord shall attempt to re-let said Leased Property. Landlord’s only responsibility shall be to offer the Leased Property for rent and make the usual and normal best efforts to re-let said Leased Property. Tenant shall be liable to Landlord for any deficiency between the amount of rental received, if any, and the amount which Tenant is obligated to pay under the terms of this Lease and for any other reasonable damages, including reasonable court costs and attorneys fees and real estate commissions, incurred by Landlord in its attempt to re-let the Leased Property. Tenant shall be entitled to a credit against the amounts owed by it hereunder of the net proceeds from such reletting, or in the event Tenant has paid all such amounts, such net proceeds shall be paid over to Tenant.

          Landlord may utilize and pursue such other actions and rights as it may have to protect its interests under the terms of this Lease, the laws of the United States and the State of South Carolina as may be applicable. The mention in this Lease of any specific right or remedy of Landlord, or the waiver thereof, shall not preclude Landlord from exercising any other right or from having any other remedy or from maintaining any action to which it may otherwise be entitled in law or in equity.

          Tenant shall be liable for all reasonable court costs and attorneys fees and other reasonable expenses incurred by Landlord in enforcing any of the obligations of this Lease.

          Tenant’s delinquent payments hereunder shall bear interest at a rate four percent higher than the average rate announced from time to time by major United States banks in the  Wall Street Journal as a prime rate (the “Prime Rate”) (but in no event higher than the maximum rate allowed by law) until paid in full, which interest shall be deemed Additional Rent.

          17.       Right of Entry. The Landlord and its agents may, after giving Tenant’s site manager prior notice and provided they are, at Tenant’s option, accompanied by a representative of Tenant, enter the Leased Property at any reasonable time for the purpose of inspecting the Leased Property, for performing any work which the Landlord elects to undertake made necessary by reason of the Tenant’s default, or to show the Leased Property to prospective purchasers, tenants and lenders.

          During the last year of the Lease, the Landlord or its agent may at any time place on or about the Leased Property a “For Sale” or “For Lease” sign as Landlord may deem in Landlord’s best interest without any rebate of rents or liability to the Tenant.

          Except for gross negligence on the part of Landlord, Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Tenant by reason of making such inspections, visits, repairs or the performance of any such work, so long as such actions on Landlord’s part are not unreasonable.

          18.        Fire or Other Casualty.

          a)          If at any time during this Lease Term, all or any portion of the Leased Property shall be damaged or destroyed by fire or other casualty, then either party may elect to terminate this Lease by giving thirty (30) days prior written notice to the other; provided, however, that Landlord may elect, by giving written notice to Tenant within thirty (30) days of such damage or desolation, to repair and reconstruct the Leased Property to the condition in which it existed immediately prior to such damage or destruction, in which case any notice of termination already given by Tenant shall be null and void, and, provided that if such repair and reconstruction proceeds as provided in subdivision (b) below, then Tenant may not terminate this Lease. Insurance proceeds payable with respect to such fire or other casualty, pursuant to the insurance provided by Tenant pursuant to Section 10, shall be payable to Landlord and Tenant, as their interests may appear, and, in the ordinary course of events, be used, in part for repairs and/or replacements to the Leased Property as required.

          b)         In any of the aforesaid circumstances, and except in the case of casualty due to willful negligence or misconduct by Tenant, rental shall abate proportionately or, if destroyed in its entirety, in whole, during the period and to the extent that the Leased Property is unfit for use by Tenant in the ordinary conduct of its business; and provided that the Leased Property is repaired and reconstructed by Landlord as provided in this Section, the term of this Lease shall be amended by such period of time as will allow Landlord, assuming no breach of this Lease by Landlord or Tenant, to recover the amount of rent abated pursuant to this Section. If Landlord has elected to repair and restore the Leased Property with the insurance proceeds, this Lease shall continue in full force and effect and such repairs will be made within a reasonable time thereafter but in no event to exceed six (6) months thereafter, subject to delays arising from shortages of labor or material, governmental laws or regulations, acts of God, war or other conditions beyond Landlord’s reasonable control and rent shall not be increased after the date of the completion of such repairs as a result of such repairs.  If Landlord has elected to repair and reconstruct the Leased Property, then the Lease Term shall be extended by a period of time equal to the period of such repair and reconstruction, unless Tenant has been able to utilize more than 50% of the Leased Property during such period.

          c)          It is agreed that if said Leased Property is damaged only slightly due to fire or other casualty and is still fit for occupancy and Tenant’s business operations are not substantially or materially affected by the casualty, then Landlord or Tenant, as their interests may appear, shall repair the damage with the insurance proceeds with due diligence and as soon as practicable and Tenant shall continue to pay rent and uphold all other provisions of this Lease.

          d)          Tenant shall notify Landlord without delay in the event of any fire or other casualty to the Leased Property. Tenant agrees not to claim any compensation from Landlord because of any inconvenience, annoyances or business interruption arising from the damage, destruction, repair, re-building or alteration of any portion of the Leased Property, provided Landlord fully complies with the reconstruction requirements of this section.

          19.        Condemnation. If all of the Leased Property is taken by condemnation, this Lease shall terminate on the date when the Leased Property shall be so taken; and the  rent shall be apportioned as of that date. If part of the Leased Property is taken by condemnation and the Leased Property is thereby rendered not reasonably suitable for the continued  conduct of Tenant’s business, taking into consideration the nature, size and scope of such business immediately prior to the taking, then either party may elect by giving written notice to the other, to terminate this Lease, and in the event of such termination, all charges and rentals shall be apportioned as of the date of taking.  If the taking involves a part of the Leased Property and if neither party elects to terminate this Lease, then, with respect to the part not taken, the rent shall be reduced by the value that the condemned part bears to the total value of the Leased Property, in which event the Landlord shall restore the Leased Property to an architecturally-complete unit. Both Landlord and Tenant shall have the right to assert a separate claim in any condemnation proceedings, as their interests may appear. Landlord shall have the right to assert a claim for, but not be limited to, the loss of the Leased Property and the rental thereof, Tenant shall have the right to assert a claim for, but not be limited to, the loss of use of the Leased Property moving expenses and any personal property erected on the Leased Property by Tenant. Tenant and Landlord shall each bear their own cost and expense in prosecuting their separate claims. Any award made to either the Tenant or the Landlord shall belong entirely to the Tenant or Landlord, respectively.

          20.        Assignment and Subletting. Tenant shall not assign this Lease. Tenant shall not mortgage or encumber this Lease or sublet the Leased Property or any part thereof to others without the Landlord’s prior written consent, such consent not to be unreasonably withheld or delayed. In the event of any assignment or sublease, Tenant shall remain fully liable for the payment of all rent required to be paid hereunder and the performances of all terms, covenants and conditions herein undertaken by Tenant. A consent of Landlord shall not be a consent for a subsequent assignment or subletting. The interest of the Tenant in this Lease is not assignable by operation of law, without the written consent of Landlord.

          21.        Liability, Indemnity and Hold Harmless. Except in the case of injury or damage due to the negligent actions, omissions or willful misconduct of, or breach of any representation, warranty, or obligation hereunder by Landlord, its agents, employees or invitees, Tenant shall indemnify Landlord and Landlord’s agents and hold them harmless from and against any and all claims, actions, damages, liability and expense, including reasonable court costs and attorneys fees, in connection with loss of life, personal injury and/or damage to Leased Property arising from or out of the occupancy or use by Tenant of the Leased Property or occasioned wholly or in part by any act or omission of Tenant, its agents, contractors, visitors, customers, vendors, invitees, or employees.

          Except in the case of injury or damage due to the negligent actions, omissions or willful misconduct of, or breach of any representation, warranty, or obligation hereunder by Tenant, its agents, employees or invitees, Landlord shall indemnify Tenant and Tenant’s agents and hold them harmless from and against any and all claims, actions, damages, liability, and expense, including reasonable court costs and attorneys fees, in connection with loss of life, personal injury and/or damage to the Leased Property arising from, or out of, or occasioned wholly or in part by any act or omission of Landlord, its agents, contractors, visitors, customers, vendors, invitees or employees.

          22.        Environmental Hazards.  Tenant agrees that it shall not, nor shall it permit others, in violation of environmental laws and regulations, to use, release, store, or dispose of any Hazardous Materials (as defined by environmental law and regulations) on the Leased Property nor shall Tenant contaminate the Leased Property or the environment.

          If Tenant or its agents, contractors, or employees, have actual knowledge of any release of any Hazardous Materials on the Leased Property, or of any inquiry or action by a government agency regarding such materials, Tenant shall immediately notify Landlord. Tenant agrees to abide by all applicable environmental laws and regulations as they apply to Tenant’s possession, operation and use of the Leased Property.

          In the event that the Leased Property or the environment becomes contaminated with Hazardous Materials as a result of Tenant’s use, occupation, or possession of the Leased Property, it shall be Tenant’s sole responsibility and cost to remediate and take from the Leased Property said contamination. Further, Tenant shall indemnify and hold harmless Landlord from all reasonable claims, costs and damages as a result of any environmental problems which are the result of Tenant’s use, occupation, or possession of the Leased Property.

          Landlord gives Tenant the right, at Tenant’s expense and prior to possession, to perform an environmental audit of the Leased Property.

          Landlord specifically prohibits Tenant from installing, or allowing others to install, any underground bulk storage tanks on the Leased Property.

          All representations, warranties and indemnification provisions of this Section shall survive the termination of this Lease.

          23.        Notice. A notice which may or shall be given under the terms of this Lease shall be either delivered by facsimile, by hand or by Federal Express or another similar national, reputable, overnight courier or sent by United States Registered or Certified Mail, postage prepaid; if for Landlord, to the address given below, or if for Tenant, to the Leased Property. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given when received (if by facsimile), when delivered (if delivered by hand) or one (1) day after sending it via overnight courier or three (3) days after depositing in the mails, return receipt requested (if delivered by mail).

Notice to Landlord:  ______________________________________________________________

                                 ______________________________________________________________

                                 Facsimile #: ____________________________________________________

Notice to Tenant:     _______________________________________________________________

                                 _______________________________________________________________

                                 Facsimile #: ____________________________________________________

          24.        Severability: If any clause or provision of this Lease is illegal, invalid or unenforceable, under present or future laws effective during the term hereof, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable; provided however, that both parties must agree in writing to such substitute language and provisions before such will become binding on either party.

          25.        Compliance with Laws, Ordinances and Regulations. Tenant shall, except as herein required by Landlord, and at Tenant’s sole expense, promptly comply with and carry out all orders, requirements, or conditions now or hereafter imposed upon Tenant by the ordinances, laws and/or regulations of any Governmental authorities, as may apply to a Tenant of the Leased Property, insofar as they are occasioned by or required in the conduct of Tenant’s business or Tenant’s possession and use of the Leased Property.

          26.        Right of Refusal. Except with regard to a sale or transfer to an affiliate of Landlord, if Landlord receives a binding offer to purchase its interest in the Leased Property, Landlord shall notify Tenant in writing (“Landlord’s Sale Notice”) of the person who desires to purchase Landlord’s interest in the Leased Property and the purchase price and financing terms of such sale. Such notice shall also include a copy of such offer. Tenant, in lieu of consenting to such sale, may, within 30 days after receipt of the Landlord’s Sale Notice, elect in writing to purchase Landlord’s interest in the Leased Property at the price and on the financing terms stated in the Landlord’s Sale Notice. If Tenant elects to purchase the Leased Property, Landlord and Tenant shall close the purchase of the Leased Property for cash or on the financing terms set forth in Landlord’s Sale Notice within 120 days after the date of Tenant’s election. If within such 30-day period, Tenant does not elect in writing to so purchase the Leased Property, Landlord shall thereafter have the right to sell and convey its interest in the Leased Property to the person or entity at the price and on the terms stated in the Landlord’s Sale Notice. If Landlord does not so sell and convey its interest in the Leased Property within 6 months of  Tenant’s election not to purchase the Leased Property, any later proposed sale by the Landlord shall be deemed a new determination by Landlord to sell and convey its interest in the Leased Property and shall again be subject to the provisions of this Section. The rights of Tenant contained in this Section shall continue with respect to the Leased Property and shall be binding upon any new owner of the Leased Property after any sale of the Leased Property in compliance with this Section or any sale or transfer to an affiliate of Landlord.

          27.        Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; but this provision shall in no way alter the restrictions and requirements herein in connection with assignment and subletting by Tenant.

          28.        Whole Contract. This Lease, together with all exhibits which are attached hereto and by reference made a part hereof, constitutes the sole and entire contract between the parties relative to the Leased Property. No prior written or contemporaneous oral promises or representations shall be binding. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both parties.

          29.        Waiver. Neither acceptance of rent by Landlord nor failure by Landlord to complain of any action, non-action or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Waiver by Landlord of any right for any default of Tenant shall not constitute a waiver of any right for either a subsequent default of the same obligation or any other default. Receipt by Landlord of Tenant’s keys to the Leased Property shall not constitute an acceptance of surrender of the Leased Property.

          Neither a failure by Tenant to exercise any of its options hereunder, nor failure to enforce its rights or to seek its remedies upon any default, shall effect or constitute a waiver of Tenant’s right to exercise such option, to enforce such right, or to seek such remedy with respect to that default or to any prior or subsequent default.

          30.        Liens and Encumbrances. Tenant shall not encumber or subject the interest of the Landlord in the Leased Property to any mechanics’, materialmen’s or other liens of any nature whatsoever and shall indemnify Landlord against all such liens, charges and encumbrances, including reasonable court costs and attorneys fees incurred in any legal action brought in discharging the Leased Property from any liens, judgments or encumbrances caused by Tenant.

          31.        Subordination. Tenant agrees that this Lease shall be subordinate and subject to any mortgages now or hereafter placed upon the Landlord’s interest in the Leased Property. Tenant shall, without charge, and from time to time, within fifteen (15) days after request by Landlord, duly execute, acknowledge and deliver to Landlord, or any other person or firm specified by Landlord, a Lease Subordination Agreement or Estoppel Agreement as reasonably requested by Landlord. However, any such subordination shall be upon the express condition that this Lease shall be recognized by the mortgagee, that the rights of the Tenant shall remain in full force and effect during the term of this Lease and any renewal or extensions thereof, notwithstanding any default by Landlord with respect to said mortgage or any foreclosure thereof as long as Tenant shall perform all of Tenant’s covenants and conditions of this Lease.

          32.        Attornment. In the event of sale or assignment of Landlord’s interest in the Leased Property, Tenant shall attorn to such successor of Landlord’s interest therein and recognize such successor as Landlord under this Lease and shall promptly execute and deliver any instrument that may be necessary to evidence such attornment. Such successor shall provide Tenant with an instrument recognizing Tenant’s rights under this Lease, including Tenant’s right of quiet enjoyment and non-disturbance.

          33.        Tenant Estoppel. The Tenant shall, from time to time, no later than fifteen (15) days following the written request of the Landlord, furnish Landlord a written statement, signed by Tenant concerning the status of any matter pertaining to the Lease.

          34.        Holding Over. In the event Tenant continues in possession after the end of the term or renewal or extension thereof, without any written agreement as to such possession, it is agreed that the tenancy thus created shall be month to month and can be terminated by either party giving to the other party not less than thirty (30) days written notice. In so continuing, Tenant agrees to pay a monthly rental equal to one hundred and fifty percent (150%) of the last rental payment made under the terms of this Lease or any renewal or extension thereof, and to keep and fulfill all the other covenants conditions and agreements of this Lease. There shall be no renewal of this Lease or exercise of any option by operation of law.

          35.        Quiet Possession. It is understood and agreed that subject to the terms of this Lease, and to all covenants, additions, easements, liens and mortgages of record, that Tenant, paying the rent hereby reserved, and performing and observing the covenants hereof, may peacefully hold and enjoy the said Leased Property throughout the duration of this Lease without any interruptions by the Landlord, its successors or assigns.

          36.        Landlord Not A Partner. It is expressly understood that Landlord shall not be construed or held to be a partner, joint venturer or associate of Tenant in the conduct of its business; it being expressly understood that the relationship between parties hereto is and shall remain at all times that of Landlord and Tenant.

          37.        Miscellaneous Provisions.

          a)          The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, or affect the scope or intent of such Paragraphs or Sections of this Lease. Any gender used herein shall be deemed to refer to any other gender. The use of singular herein shall be deemed to include the plural and, conversely the plural shall be deemed to include the singular.

          b)          Time is of the essence in this agreement.

          c)          This agreement shall be construed and interpreted under the laws of the State of South Carolina.

          d)          Nothing herein contained shall be deemed to require the Tenant to pay or discharge any liens or mortgages of any character whatsoever which may be placed upon the Leased Property by the act of the Landlord, or to perform or pay for any of Landlord’s obligations herein.

          e)          Tenant may, during the term of this Lease, upon obtaining any and all necessary permits from governmental authorities, paint or erect and maintain, at its cost and expense, signs of such dimensions and materials as it may reasonably deem appropriate in or about the Leased Property. Such signs shall be removed by Tenant upon the termination of its occupancy of the Leased Property and Tenant shall repair any damage caused by such removal, all at Tenant’s sole cost and expense.

          f)          The parties agree to fully cooperate with each other with respect to securing any necessary approvals, permits or licenses necessary for the construction and operation of the Leased Property as contemplated hereby.

          38.        Authorization. Each individual executing this Lease on behalf of a corporation or partnership represents and warrants that he has been authorized to do so by such entity.

          IN WITNESS WHEREOF, the parties have hereunto set their hands and seals:

IN THE PRESENCE OF:	TENANT:

FIRST RELIANCE BANK

/s/ Corey Clark	BY:	/s/ Leonard Hoogenboom

Its Authorized Officer
/s/ Pam Brown

LANDLORD:

SP FINANCIAL, LLC

/s/ Pam Brown	By:	/s/ FR Saunders Jr.

Its Authorized Member
/s/ Thomas L. Drago Jr.

EXHIBIT “A”
DESCRIPTION OF LEASED PROPERTY

          All those certain pieces, parcels and tracts of land lying, being and situate in the City and County of Florence, State of South Carolina, measuring 5.31 acres, more or less, and being shown as Tract A, being 2.04 acres, and Tract B, being 3.27 acres, on a Plat of 3 tracts of property located in Florence County, South Carolina, prepared for First Reliance Bank by Nesbitt Surveying Co., Inc., dated January 27, 2005. Reference to said plat for a more complete and accurate description.